Exhibit 4.1

EXECUTION VERSION

THIS SECURITY (INCLUDING ANY SECURITIES ISSUABLE UPON CONVERSION) HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR APPLICABLE STATE SECURITIES LAWS. THIS SECURITY (INCLUDING ANY SECURITIES ISSUABLE UPON CONVERSION) HAS BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO ITS DISTRIBUTION OR RESALE, AND MAY NOT BE SOLD, PLEDGED, OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT FOR THIS SECURITY (INCLUDING ANY SECURITIES ISSUABLE UPON CONVERSION) UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, OR AN OPINION OF COUNSEL SATISFACTORY TO THE BORROWER TO THE EFFECT THAT SUCH REGISTRATION IS NOT REQUIRED.

THE GREENBRIER COMPANIES, INC.

SENIOR UNSECURED CONVERTIBLE NOTE

CN-1

US$50,000,000.00	July 26, 2019

FOR VALUE RECEIVED, The Greenbrier Companies, Inc., a corporation duly organized and validly existing under the laws of the state of Oregon (the “Borrower”), hereby promises to pay to the Holder (as defined below), at the address set forth in Section 10.04 of this Senior Unsecured Convertible Note (this “Note”), the principal sum of FIFTY MILLION DOLLARS ($50,000,000.00), together with interest accrued thereon from time to time as provided herein, on the Maturity Date (as defined below).

This Note is being delivered as partial consideration for the closing of Borrower’s purchase of certain assets and assumption of certain liabilities of the Holder pursuant to that certain Asset Purchase Agreement, dated April 17, 2019, by and among the Borrower, GBXL, LLC and the Holder (the “Purchase Agreement”).

ARTICLE 1

DEFINITIONS; INTERPRETATIONS

Section 1.01.    Definitions.  The terms defined in this Section 1.01 (except as herein otherwise expressly provided or unless the context otherwise requires) for all purposes of this Note shall have the respective meanings specified in this Section 1.01. The words “herein,” “hereof,” “hereunder,” and words of similar import refer to this Note as a whole and not to any particular Article, Section or other subdivision. The terms defined in this Article include the plural as well as the singular. Unless otherwise noted, references to “U.S. Dollars” or “$” shall mean the currency of the United States.

“Additional Interest” shall have the meaning specified in Section 8.01(a).

“Additional Interest Event” shall have the meaning specified in Section 8.01(a).

“Additional Shares” shall have the meaning specified in Section 4.02(a).

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control,” when used with respect to any specified Person means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Bankruptcy Law” shall have the meaning specified in Section 6.01.

“Board of Directors” means the Board of Directors of the Borrower or any duly authorized committee of such Board of Directors.

“Borrower” means The Greenbrier Companies, Inc., a corporation duly organized and existing under the laws of the State of Oregon, until a successor Person shall replace it pursuant to the applicable provisions of this Note, and thereafter “Borrower” shall mean such successor Person.

“Business Day” means any day other than a Saturday, a Sunday or a day on which the Federal Reserve Bank of New York is authorized or required by law or executive order to close or be closed.

“Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) the equity of such Person, but excluding any debt securities convertible into such equity.

“Cash” or “cash” means such coin or currency of the United States as at any time of payment is legal tender for the payment of public and private debts.

“Cash Settlement” shall have the meaning specified in Section 4.03(a).

“Change of Control” means the occurrence of any of the following events from and after the Issue Date:

(i)    the acquisition by any “person”, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act, of beneficial ownership (determined in accordance with the definition of “beneficial owner” in Rule 13d-3 under the Exchange Act), directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions of shares of the Borrower’s Capital Stock entitling that person to exercise 50% or more of the total voting power of all shares of the Borrower’s Voting Stock, other than any acquisition by the Borrower, any Subsidiary of the Borrower or any of the Borrower’s employee benefit plans;

(ii)    any (A) recapitalization, reclassification or change of the Common Stock (other than changes resulting from a subdivision or combination) as a result of which the Common Stock would be converted into, or exchanged for, stock, other securities, other property or assets or (B) share exchange with, consolidation with, or merger of the Borrower pursuant to which the Borrower’s Common Stock will be converted into cash, securities or other property, or (C) conveyance, transfer, sale, lease or other disposition of all or substantially all of the Borrower’s and its Subsidiaries’ properties and assets to another Person (other than a Subsidiary of the Borrower); provided that any transaction described in clauses (A) or (B) (1) pursuant to which holders of all classes of the Borrower’s Capital Stock immediately prior to the transaction that is a share exchange, consolidation or merger have the entitlement to exercise, directly or indirectly, 50% or more of the total voting power of all shares of the Voting Stock of the continuing or surviving Person immediately after such transaction in substantially the same proportions as such entitlement immediately prior to such transaction or (2) where Common Stock is changed or exchanged primarily to reflect a change in the Borrower’s jurisdiction of incorporation, shall in either case not be a Change of Control pursuant to this clause (ii); or

(iii)    the Borrower’s shareholders pass a resolution approving a plan of liquidation or dissolution.

Notwithstanding anything to the contrary set forth herein, a Change of Control shall be deemed not to have occurred if, in the case of clauses (i) or (ii) above, at least 90% of the consideration (excluding cash payments for fractional shares and cash payments pursuant to dissenters’ appraisal rights) received or to be received in connection with such merger or consolidation constituting a Change of Control consists of shares of common stock traded or quoted on any of The New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or any of their respective successors), or which will be so traded or quoted when issued or exchanged in connection with such Change of Control, and as a result of the transaction or transactions this Note becomes convertible solely into such consideration, excluding cash payments for fractional shares and cash payments pursuant to dissenters’ appraisal rights.

“Clause A Distribution” shall have the meaning specified in Section 4.07(c).

“Clause B Distribution” shall have the meaning specified in Section 4.07(c).

“Clause C Distribution” shall have the meaning specified in Section 4.07(c).

“close of business” means 5:00 p.m. (New York City time).

“Combination Settlement” shall have the meaning specified in Section 4.03(a).

“Commission” means the U.S. Securities and Exchange Commission.

“Common Stock” means the shares of common stock of the Borrower, without par value, as it exists on the date of this Note or any other shares of Capital Stock of the Borrower into which the Common Stock shall be reclassified or changed.

“Conversion Date” shall have the meaning specified in Section 4.03(c).

“Conversion Obligation” shall have the meaning specified in Section 4.01(a).

“Conversion Price” per share of Common Stock as of any day means the result obtained by dividing (i) $1,000 by (ii) the then applicable Conversion Rate.

“Conversion Rate” shall have the meaning specified in Section 4.01(a).

“Daily Conversion Value” means, for each of the forty (40) consecutive Trading Days during the Observation Period, 2.5% of the product of (a) the Conversion Rate on such Trading Day and (b) the Daily VWAP on such Trading Day.

“Daily Measurement Value” means the Specified Dollar Amount (if any), divided by 40.

“Daily Settlement Amount” for each of the forty (40) consecutive Trading Days during the Observation Period, will consist of:

(a)    cash equal to the lesser of (i) the Daily Measurement Value and (ii) the Daily Conversion Value on such Trading Day; and

(b)    if the Daily Conversion Value exceeds the Daily Measurement Value, the number of shares of Common Stock equal to (i) the difference between the Daily Conversion Value and the Daily Measurement Value, divided by (ii) the Daily VWAP for such Trading Day.

“Daily VWAP” means, with respect to a Trading Day, the per share volume-weighted average price as displayed on Bloomberg (or any successor service) page “GBX ‹equity› VWAP”, or any successor page reflecting a change to the ticker symbol associated with the Common Stock, in respect of the period from 9:30 a.m. to 4:00 p.m., New York City time, on such Trading Day; or, if such price is not available, “Daily VWAP” means the market value per share of Common Stock on such Trading Day as determined by a nationally recognized independent investment banking firm retained for this purpose by the Borrower. The “Daily VWAP” shall be determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours.

“Default” means any event, act or condition that with notice or lapse of time, or both, would constitute an Event of Default.

“DTA” shall have the meaning specified in Section 4.07(d).

“Event of Default” shall have the meaning specified in Section 6.01.

“Ex-Dividend Date” means the first date on which shares of Common Stock trade on The New York Stock Exchange, or on the applicable stock exchange on which Common Stock is then traded, regular way, without the right to receive the issuance, dividend or distribution in question from the Borrower.

“Exchange Act” means the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder, in each case as amended.

“Expiration Date” shall have the meaning specified in Section 4.07(e).

“Expiration Time” shall have the meaning specified in Section 4.07(e).

“Form of Assignment and Transfer” shall mean the “Form of Assignment and Transfer” attached as Attachment 3 to this Note.

“Form of Fundamental Change Repurchase Notice” shall mean the “Form of Fundamental Change Repurchase Notice” attached as Attachment 2 to this Note.

“Form of Notice of Conversion” shall mean the “Form of Notice of Conversion” attached as Attachment 1 to this Note.

“Fundamental Change” means the occurrence of either a Change of Control or a Termination of Trading.

“Fundamental Change Borrower Notice” shall have the meaning specified in Section 9.01(b).

“Fundamental Change Effective Date” means the date on which any Fundamental Change becomes effective.

“Fundamental Change Repurchase Date” shall have the meaning specified in Section 9.01(a).

“Fundamental Change Repurchase Notice” shall have the meaning specified in Section 9.01(c).

“Fundamental Change Repurchase Price” of this Note, means 100% of the principal amount of this Note to be repurchased plus unpaid interest, if any, accrued and unpaid to, but excluding, the Fundamental Change Repurchase Date.

“Holder” means American Railcar Industries, Inc., a corporation duly organized and existing under the laws of the State of North Dakota.

“Interest Payment Date” means each February 1 and August 1 of each year, beginning on February 1, 2020; provided, however, that if any Interest Payment Date falls on a date that is not a Business Day, such payment of interest shall be postponed until the next succeeding Business Day, and no interest or other amount shall be paid as a result of such postponement.

“Issue Date” of this Note means the date on which this Note was originally issued or deemed issued as set forth on the face of this Note.

“Last Reported Sale Price” of the Common Stock on any date means the closing sale price per share of the Common Stock (or if no closing sale price is reported, the average of the bid and ask prices per share or, if more than one in either case, the average of the average bid and the average ask prices per share) on such date reported on the New York Stock Exchange or other principal U.S. securities exchange on which the Common Stock is then traded. If the

Common Stock is not listed for trading on a United States national or regional securities exchange on such date, the “Last Reported Sale Price” of the shall be the last quoted bid price for the Common Stock in the over-the-counter market on the relevant date as reported by OTC Markets Group Inc. or a similar organization. If the Common Stock is not so quoted, the “Last Reported Sale Price” shall be the average of the mid-point of the last bid and ask prices for the Common Stock on such date from each of at least three nationally recognized independent investment banking firms selected by the Borrower for this purpose. The “Last Reported Sale Price” of the Common Stock will be determined without reference to extended or after hours trading or any other trading outside regular trading session hours.

“Make-Whole Fundamental Change” means any Fundamental Change (determined after giving effect to any exceptions or exclusions from such definition, but without regard to proviso (1) to clause (ii) of such definition and other than pursuant to clause (iii) of the definition of Change of Control) and, if applicable, where more than 10% of the consideration (excluding cash payments for fractional shares and cash payments pursuant to dissenters’ appraisal rights) received or to be received by the shareholders of the Borrower in connection with such Fundamental Change consists of cash or assets other than common stock traded or quoted on any of The New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or any of their respective successors).

“Make-Whole Fundamental Change Effective Date” means the date on which any Make-Whole Fundamental Change becomes effective.

“Make-Whole Fundamental Change Notice” shall have the meaning specified in Section 4.02(d).

“Make-Whole Fundamental Change Premium” shall have the meaning specified in Section 4.02(a).

“Market Disruption Event” means (a) a failure by the primary exchange or quotation system on which the Common Stock trades or is quoted to open for trading during its regular trading session or (b) the occurrence or existence, prior to 1:00 p.m., New York City time, on any Trading Day for the Common Stock, of an aggregate one half-hour period of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the stock exchange or otherwise) in the Common Stock or in any options, contracts or future contracts relating to the Common Stock.

“Maturity Date” shall have the meaning specified in Section 2.01.

“Merger Event” shall have the meaning specified in Section 4.11(a).

“Note” shall have the meaning specified in the preamble.

“Notice of Conversion” shall have the meaning specified in Section 4.03(b).

“Observation Period” with respect to any Note surrendered for conversion means: (i) if the relevant Conversion Date occurs prior to April 26, 2024, the forty (40) consecutive Trading Day period beginning on, and including, the second Trading Day immediately succeeding such Conversion Date; and (ii) if the relevant Conversion Date occurs during the period from, and including, April 26, 2024 to the close of business on the Business Day immediately preceding the Maturity Date, the forty (40) consecutive Trading Days beginning on, and including, the forty-second (42nd) Scheduled Trading Day immediately preceding the Maturity Date.

“open of business” means 9:00 a.m. (New York City time).

“Outstanding,” when used with reference to this Note, shall mean, as of any particular time, any portion of the principal amount of this Note, except:

(i)    The portion of this Note that has been paid pursuant to Section 2.05 or Notes in lieu of which, or in substitution for which, other Notes shall have been issued by the Borrower pursuant to the terms of Section 10.11; and

(ii)    The portion of this Note converted pursuant to Article 4 and required to be canceled pursuant to Section 2.05.

“Person” or “person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any syndicate or group that would be deemed to be a “person” under Section 13(d)(3) of the Exchange Act or any other entity.

“Physical Settlement” shall have the meaning specified in Section 4.03(a).

“Purchase Agreement” has the meaning set forth in the preamble.

“Receiver” shall have the meaning specified in Section 6.01.

“Reference Property” shall have the meaning specified in Section 4.11.

“Rights” means any common stock or preferred stock purchase right or warrant, as the case may be, that all or substantially all shares of Common Stock may be entitled to receive under a Rights Plan.

“Rights Plan” means any common stock or preferred stock rights plan or any similar plan in effect as of the date of this Note or adopted by the Borrower after the date hereof or any replacement or successor rights plan.

“Rule 144” means Rule 144 as promulgated under the Securities Act.

“Securities Act” means the Securities Act of 1933 and the rules and regulations promulgated thereunder, in each case as amended.

“Settlement Amount” shall have the meaning specified in Section 4.03(a)(iv).

“Settlement Method” means, with respect to any conversion of this Note, Physical Settlement, Cash Settlement or Combination Settlement, as elected (or deemed to have been elected) by the Borrower.

“Settlement Notice” shall have the meaning specified in Section 4.03(a)(iii).

“Significant Subsidiary” means any Subsidiary of the Borrower that satisfies the criteria of a “significant subsidiary” set forth in Rule 1-02(w) of Regulation S-X under the Exchange Act.

“Specified Dollar Amount” means the maximum cash amount per $1,000 principal amount of this Note to be received upon conversion as specified in the Settlement Notice related to any converted portion of this Note.

“Spin-Off” shall have the meaning specified in Section 4.07(c).

“Stock Price” means the price paid or deemed to be paid per share of the Common Stock in connection with a Make-Whole Fundamental Change, subject to adjustment and as determined pursuant to Section 4.02.

“Subsidiary” means, with respect to any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, general partners or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person, (ii) such Person and one or more Subsidiaries of such Person or (iii) one or more Subsidiaries of such Person.

“Termination of Trading” means the Common Stock (or other common stock into which this Note is convertible) ceases to be listed or quoted on any of The New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or any of their respective successors).

“Trading Day” means a day during which (i) trading in the Common Stock generally occurs and (ii) a Last Reported Sale Price (other than a Last Reported Sale Price of the type referred to in the third sentence of the definition of Last Reported Sale Price) for the Common Stock is available for such day; provided that if the Common Stock is not admitted for trading or quotation on or by any exchange, bureau or other organization referred to in the definition of Last Reported Sale Price (excluding the third sentence of that definition), “Trading Day” means a Business Day; and provided, further, that for purposes of determining amounts due upon conversion only, “Trading Day” means a day during which trading in the Common Stock generally occurs on the primary exchange or quotation system on which the Common Stock is then traded or quoted (and there is no Market Disruption Event) or, if the Common Stock is not then so traded or quoted, on the principal other market on which the Common Stock is then traded, except if the Common Stock is not so traded, “Trading Day” means a Business Day.

“Trigger Event” shall have the meaning specified in Section 4.07(c).

“United States” means the United States of America.

“unit of Reference Property” shall have the meaning specified in Section 4.11(a).

“Valuation Period” shall have the meaning specified in Section 4.07(c).

“Voting Stock” of a Person means all classes of Capital Stock of such Person then outstanding and entitled (without regard to the occurrence of any contingency within the control of such person to satisfy) to vote generally in the election of directors, managers or trustees thereof.

Section 1.02.    References to Interest.  Any reference to the payment of interest on, or in respect of, this Note shall be deemed to include mention of the payment of Additional Interest (if applicable) if, in such context, Additional Interest, as applicable, was, or would be, payable pursuant to Section 8.02. An express mention of the payment of Additional Interest (if applicable) in any provision hereof shall not be construed as excluding Additional Interest in those provisions hereof where such express mention is not made.

ARTICLE 2

ISSUE, DESCRIPTION AND EXECUTION

Section 2.01.    Maturity Date.  Unless all of the principal amount of this Note is earlier converted into securities of the Borrower or other property pursuant to Article 4 below, subject to Section 6.02, all outstanding principal and accrued and unpaid interest on this Note shall be due and payable, in full, on July 26, 2024 (the “Maturity Date”), unless earlier repurchased or converted pursuant to the terms hereof.

Section 2.02.    Interest.  This Note shall bear interest at the simple, non-compounding rate of two and one-quarter percent (2.25%) per year on the unpaid principal amount of this Note from July 26, 2019, or from the most recent date to which interest had been paid or provided for to, but excluding, the next scheduled Interest Payment Date until the Maturity Date or the Fundamental Change Repurchase Date, as applicable. Interest is payable semiannually in arrears on each Interest Payment Date. Interest shall include Additional Interest, if applicable in accordance with the terms of this Note. Interest on this Note shall be computed on the basis of a 360-day year comprised of twelve 30-day months. Interest shall be paid by wire transfer of immediately available funds to an account designated by the Holder on the earlier of (i) the Maturity Date or any earlier date on which the payment of principal and/or interest is permitted hereunder and (ii) the date of the conversion of the entire unpaid principal amount and/or interest of this Note pursuant to Article 4; provided that if this Note is converted in part, and not in full, pursuant to Article 4 below, the accrued but unpaid interest corresponding to the converted portion of this Note shall convert into Common Stock in accordance with Article 4 or be payable upon such conversion. In the event that any amounts payable under this Note are not paid when due, interest shall accrue on all such amounts, in accordance with Section 3.01(a), including any unpaid principal or interest from the date such overdue amounts were originally due to the date payment of such amounts has been made or duly provided for. All such interest shall be payable on demand.

Section 2.03.    Payment of Note.  All payments due under this Note shall be paid in lawful money of the United States. All payments shall be made by wire transfer of immediately available funds to an account designated in writing by the Holder. If an interest, principal or other payment date is other than a Business Day (as defined herein), such payment shall be made on the next succeeding Business Day. All payments shall be applied first, to all fees, charges and expenses permitted under this Note, second, to all accrued and unpaid interest hereon and third, to principal.

Section 2.04.    Cancellation of Portion of Note Paid.  All portions of this Note surrendered for the purpose of payment, repurchase, conversion or registration of transfer, shall, if surrendered to the Borrower, be promptly canceled by it.

ARTICLE 3

PARTICULAR COVENANTS OF THE BORROWER

Section 3.01.    Payment of Principal and Interest.

(a)    The Borrower shall promptly make all payments in respect of this Note on the dates and in the manner provided in this Note. The Borrower shall, to the fullest extent permitted by law, pay interest in immediately available funds on any overdue principal amount and interest at the annual rate borne by this Note compounded semiannually, which interest shall accrue from the date such overdue amount was originally due to the date payment of such amount, including interest thereon, has been made or duly provided for. All such interest shall be payable on demand. Presentation of this Note is due at maturity.

(b)    Payment of the principal of and interest, if any, on this Note shall be made in such immediately available coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that, subject to Section 2.02, the Borrower may pay principal and interest in respect of this Note by check or wire transfer payable in such money.

Section 3.02.    Corporate Existence.  Subject to Article 7 hereof, the Borrower shall do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and rights (charter and statutory); provided, however, that the Borrower shall not be required to preserve any such right or franchise if the Borrower determines that the preservation thereof is no longer desirable in the conduct of the business of the Borrower and that the loss thereof is not disadvantageous in any material respect to the Holder.

ARTICLE 4

CONVERSION OF NOTE

Section 4.01.    Conversion Privilege and Conversion Rate.

(a)    Subject to and upon compliance with the provisions of this Article 4, the Holder shall have the right commencing six months from the date of the original issuance of this Note, at the Holder’s option, to convert all or any portion (if the portion to be converted is $1,000 principal amount or a multiple thereof) of this Note at any time prior to the close of business on the Business Day immediately preceding the Maturity Date at an initial conversion rate of 22.1910 shares of Common Stock (subject to adjustment as provided in this Article 4, the

“Conversion Rate”) per $1,000 principal amount of this Note (subject to, and in accordance with, the settlement provisions of Section 4.03, the “Conversion Obligation;”); provided, however, that the Borrower shall not be required, pursuant to either a Physical Settlement or a Combination Settlement, to issue upon conversion of this Note a number of shares of Common Stock, which, when aggregated with any other shares of Common Stock underlying this Note, would exceed 4,000,000 shares of Common Stock (subject to proportional adjustment consistent with Section 4.07(a) in the case of stock splits, combinations or dividends); provided further, however, that the foregoing share limitation shall in no way limit the Borrower’s obligation to pay the full Settlement Amount pursuant to Section 4.03.

(b)    If this Note is submitted or presented for purchase pursuant to Article 9, subject to Section 4.03(b), such conversion right shall terminate at the close of business on the Business Day prior to the Fundamental Change Repurchase Date for this Note, as the case may be (unless the Borrower shall fail to make the Fundamental Change Repurchase Price payment when due in accordance with Article 9, if applicable, in which case the conversion right shall terminate at the close of business on the Business Day prior to the date such failure is cured and this Note is repurchased).

(c)    The Holder may convert fewer than all of this Note only if (i) the principal amount of this Note converted is an integral multiple of $1,000 and (ii) the portion of this Note not so converted is in a minimum principal amount of $2,000. Provisions of this Note that apply to conversion of this entire Note also apply to conversion of a portion of this Note.

(d)    The Holder is not entitled to any rights of a holder of Common Stock until the Holder has converted this Note into Common Stock, and only to the extent this Note is deemed to have been converted into Common Stock pursuant to this Article 4.

(e)    The Conversion Rate shall be adjusted in certain instances as provided in Section 4.02 and Section 4.07.

(f)    By delivering the number of shares of Common Stock issuable on conversion to the Holder, plus a cash payment for any fractional share, the Borrower shall be deemed to have satisfied its obligation to pay the principal amount of this Note so converted and its obligation to pay accrued and unpaid interest attributable to the period from the most recent Interest Payment Date through the Conversion Date (which amount will be deemed paid in full rather than canceled, extinguished or forfeited).

Section 4.02.    Make-Whole Fundamental Change Premium.  (a) If the Make-Whole Fundamental Change Effective Date for any Make-Whole Fundamental Change shall have occurred, then the Borrower shall calculate and pay a “Make-Whole Fundamental Change Premium” to the Holder if it converts this Note in connection with such Make-Whole Fundamental Change by adding such Make-Whole Fundamental Change Premium to the Conversion Rate for this Note. A conversion of this Note shall be deemed for these purposes to be “in connection with” such Make-Whole Fundamental Change if the relevant Notice of Conversion delivered pursuant to Section 4.03(a) is received by the Borrower on, or subsequent to, the relevant Make-Whole Fundamental Change Effective Date but before the related Fundamental Change Repurchase Date (or, in the case of a Make-Whole Fundamental Change that would have been a Fundamental Change but for proviso (1) in clause (ii) of the definition of “Change of Control,” the 35th Trading Day immediately following such Make-Whole Fundamental Change Effective Date). The Make-Whole Fundamental Change Premium shall be in addition to, and not in substitution for, any cash, securities or other assets otherwise due to the Holder upon conversion. The number of additional shares of Common Stock per $1,000 principal amount of this Note constituting the Make-Whole Fundamental Change Premium (the “Additional Shares”) shall be determined by reference to the table set forth in Section 4.02(b), based on the Make-Whole Fundamental Change Effective Date and the Stock Price. If the holders of Common Stock receive only cash in the Make-Whole Fundamental Change, the Stock Price shall be the cash amount paid per share of Common Stock in connection with such Make-Whole Fundamental Change. Otherwise, the Stock Price shall be equal to the average Last Reported Sale Price of the Common Stock over the ten Trading Day period ending on the Trading Day immediately preceding, and excluding, the applicable Make-Whole Fundamental Change Effective Date.

(b)    The following table sets forth the number of Additional Shares to be received per $1,000 principal amount of this Note pursuant to this Section 4.02(b) for each Stock Price and Make-Whole Fundamental Change Effective Date set forth below:

	Stock Price
Effective Date	$34.01	$35.00	$36.00	$40.00	$45.06	$50.00	$55.00	$65.00	$75.00	$85.00	$100.00	$130.00
July 26, 2019	7.2121	6.7106	6.2431	4.7003	3.3107	2.3648	1.6864	0.8535	0.4208	0.1975	0.0544	0.0000
July 26, 2020	7.2121	6.7106	6.2431	4.6940	3.2341	2.2510	1.5553	0.7246	0.3172	0.1254	0.0204	0.0000
July 26, 2021	7.2121	6.7106	6.2431	4.5483	3.0249	2.0204	1.3287	0.5420	0.1899	0.0461	0.0000	0.0000
July 26, 2022	7.2121	6.6346	6.0722	4.2448	2.6720	1.6772	1.0267	0.3503	0.0920	0.0087	0.0000	0.0000
July 26, 2023	7.2121	6.3131	5.6822	3.6603	2.0180	1.0874	0.5618	0.1308	0.0148	0.0000	0.0000	0.0000
July 26, 2024	7.2121	6.3804	5.5868	2.8090	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

The exact Stock Prices and Make-Whole Fundamental Change Effective Dates may not be set forth in the table above, in which case:

(i)    if the Stock Price is between two Stock Prices in the table above or the Make-Whole Fundamental Change Effective Date is between two Make-Whole Fundamental Change Effective Dates in the table above, the Make-Whole Fundamental Change Premiums shall be determined by a straight-line interpolation between the Make-Whole Fundamental Change Premiums set forth for the higher and lower Stock Prices and the earlier and later Make-Whole Fundamental Change Effective Dates, as applicable, based on a 365-day year;

(ii)    if the Stock Price is greater than $130.00 per share (subject to adjustment in the same manner as the Stock Prices set forth in the column headings of the table above pursuant to subsection (c) below), no Make-Whole Fundamental Change Premium shall be added to the Conversion Rate; and

(iii)    if the Stock Price is less than $34.01 per share (subject to adjustment in the same manner as the Stock Prices set forth in the column headings of the table above pursuant to subsection (c) below), no Make-Whole Fundamental Change Premium shall be added to the Conversion Rate.

(c)    The Stock Prices set forth in the first row of the table above in Section 4.02(b) shall be adjusted, as of any date on which the Conversion Rate of this Note is adjusted other than an adjustment to the Conversion Rate by adding the Make-Whole Fundamental Change Premium. The adjusted Stock Prices shall equal the Stock Prices applicable immediately prior to such adjustment multiplied by a fraction, the numerator of which is the Conversion Rate immediately prior to the adjustment giving rise to the Stock Price adjustment and the denominator of which is the Conversion Rate as so adjusted. The Make-Whole Fundamental Change Premiums set forth in the table above shall be adjusted in the same manner as the Conversion Rate as set forth in Section 4.07 hereof, other than as a result of an adjustment to the Conversion Rate by adding the Make-Whole Fundamental Change Premium.

(d)    The Borrower shall provide written notice of the anticipated Make-Whole Fundamental Change Effective Date of any Make-Whole Fundamental Change to the Holder as promptly as practicable following the date the Borrower publicly announces such Make-Whole Fundamental Change, but in no event less than 20 days prior to the anticipated Make-Whole Fundamental Change Effective Date (the “Make-Whole Fundamental Change Notice”).

(e)    Notwithstanding the foregoing, in no event shall the Conversion Rate exceed 29.4031 per $1,000 principal amount as a result of this Section 4.02, subject to proportional adjustment in the same manner as the Conversion Rate as set forth in Section 4.07 hereof.

(f)    The Make-Whole Fundamental Change Premium shall be delivered upon the settlement date for the conversion.

Section 4.03.    Conversion Procedure; Settlement upon Make-Whole Fundamental Change.

(a)    Subject to this Section 4.03, Section 4.02(a) and Section 4.11(a), upon conversion of this Note, the Borrower shall pay or deliver, as the case may be, to the Holder, in respect of each $1,000 principal amount of this Note being converted, cash (“Cash Settlement”), shares of Common Stock, together with cash, if applicable, in lieu of delivering any fractional share of Common Stock in accordance with Section 4.04 (“Physical Settlement”) or a combination of cash and shares of Common Stock, together with cash, if applicable, in lieu of delivering any fractional share of Common Stock in accordance with Section 4.04 (“Combination Settlement”), at its election, as set forth in this Section 4.03.

(i)    The Borrower shall use the same Settlement Method for all conversions occurring on the same Conversion Date, but the Borrower shall not have any obligation to use the same Settlement Method with respect to conversions that occur on different Conversion Dates.

(ii)    If, in respect of any Conversion Date the Borrower elects to deliver a notice (the “Settlement Notice”) of the relevant Settlement Method in respect of such Conversion Date (or such period, as the case may be), the Borrower shall deliver such Settlement Notice to the Holder no later than the close of business on the Trading Day immediately following the relevant Conversion Date. If the Borrower does not elect a

Settlement Method prior to the deadline set forth in the immediately preceding sentence, the Borrower shall no longer have the right to elect Cash Settlement or Physical Settlement and the Borrower shall be deemed to have elected Combination Settlement in respect of its Conversion Obligation, and the Specified Dollar Amount per $1,000 principal amount of this Note shall be equal to $1,000. Such Settlement Notice shall specify the relevant Settlement Method and in the case of an election of Combination Settlement, the relevant Settlement Notice shall indicate the Specified Dollar Amount per $1,000 principal amount of this Note. If the Borrower delivers a Settlement Notice electing Combination Settlement in respect of its Conversion Obligation but does not indicate a Specified Dollar Amount per $1,000 principal amount of this Note in such Settlement Notice, the Specified Dollar Amount per $1,000 principal amount of this Note shall be deemed to be $1,000.

(iii)    The cash, shares of Common Stock or combination of cash and shares of Common Stock in respect of any conversion of this Note (the “Settlement Amount”) shall be computed as follows:

(A)    if the Borrower elects to satisfy its Conversion Obligation in respect of such conversion by Physical Settlement, the Borrower shall deliver to the Holder in respect of each $1,000 principal amount of this Note being converted a number of shares of Common Stock equal to the Conversion Rate in effect on the Conversion Date;

(B)    if the Borrower elects to satisfy its Conversion Obligation in respect of such conversion by Cash Settlement, the Borrower shall pay to the Holder in respect of each $1,000 principal amount of this Note being converted cash in an amount equal to the sum of the Daily Conversion Values for each of the forty (40) consecutive Trading Days during the related Observation Period; and

(C)    if the Borrower elects (or is deemed to have elected) to satisfy its Conversion Obligation in respect of such conversion by Combination Settlement, the Borrower shall pay or deliver, as the case may be, in respect of each $1,000 principal amount of this Note being converted, a Settlement Amount equal to the sum of the Daily Settlement Amounts for each of the forty (40) consecutive Trading Days during the related Observation Period.

(iv)    The Daily Settlement Amounts (if applicable) and the Daily Conversion Values (if applicable) shall be determined by the Borrower promptly following the last day of the Observation Period. Promptly after such determination of the Daily Settlement Amounts or the Daily Conversion Values, as the case may be, and the amount of cash payable in lieu of delivering any fractional share of Common Stock, the Borrower shall notify the Holder of the Daily Settlement Amounts or the Daily Conversion Values, as the case may be, and the amount of cash payable in lieu of delivering fractional shares of Common Stock.

(b)    Subject to Section 4.05, before the Holder shall be entitled to convert this Note as set forth above, the Holder shall (1) complete, manually sign and deliver an irrevocable notice to the Borrower as set forth in the form of Notice of Conversion (or a facsimile thereof) (a “Notice of Conversion”) to the Borrower and state in writing therein the principal amount of this Note to be converted and the name or names (with addresses) in which the Holder wishes the certificate or certificates with restrictive legend (or book-entry with restricted security notation on the books of the Borrower’s transfer agent) for any shares of Common Stock to be delivered upon settlement of the Conversion Obligation to be registered, (2) surrender this Note, duly endorsed to the Borrower or in blank (and accompanied by appropriate endorsement and transfer documents), to the Borrower, (3) if required, furnish appropriate endorsements and transfer documents. The Holder shall notify the Borrower of any conversion pursuant to this Article 4 on the Conversion Date for such conversion. No Notice of Conversion with respect to this Note may be surrendered by the Holder if the Holder has also delivered a Fundamental Change Repurchase Notice to the Borrower in respect of this Note and has not validly withdrawn such Fundamental Change Repurchase Notice.

If this Note shall be surrendered for conversion at one time by the Holder, the Conversion Obligation with respect to this Note shall be computed on the basis of the aggregate principal amount of this Note (or specified portions thereof to the extent permitted thereby) so surrendered.

(c)    This Note shall be deemed to have been converted immediately prior to the close of business on the date (the “Conversion Date”) that the Holder has complied with the requirements set forth in Section 4.03(b). The Borrower shall pay or deliver, as the case may be, the consideration due in respect of the Conversion Obligation on the third (3rd) Business Day immediately following the relevant Conversion Date, if the Borrower elects Physical Settlement or on the third (3rd) Business Day immediately following the last Trading Day of the relevant Observation Period, in the case of any other Settlement Method. If any shares of Common Stock are due to the Holder, the Borrower shall issue or cause to be issued, and deliver to the Holder certificates with restrictive legend (or book-entry with restricted security notation on the books of the Borrower’s transfer agent, as applicable) for the full number of shares of Common Stock to which the Holder shall be entitled in satisfaction of the Borrower’s Conversion Obligation.

(d)    In case this Note shall be surrendered for partial conversion, the Borrower shall execute and deliver to the Holder a new Note in authorized denominations in an aggregate principal amount equal to the unconverted portion of this Note, without payment of any service charge by the Holder but, if required by the Borrower, with payment of a sum sufficient to cover any documentary, stamp or similar issue or transfer tax or similar governmental charge required by law or that may be imposed in connection therewith.

(e)    Except as provided in Section 4.07, no adjustment shall be made for dividends on any shares of Common Stock issued upon the conversion of this Note as provided in this Article 4.

(f)    Upon conversion, the Holder shall not receive any additional payment of any type whatsoever for accrued and unpaid Interest, if any, except as set forth below. The Borrower’s settlement of the full Conversion Obligation shall be deemed to satisfy in full its obligation to pay the principal amount of this Note and accrued and unpaid Interest, if any, to, but excluding, the relevant Conversion Date. As a result, accrued and unpaid Interest, if any, to, but excluding, the relevant Conversion Date shall be deemed to be paid in full rather than canceled, extinguished or forfeited. Upon a conversion of this Note into a combination of cash and shares of Common Stock, accrued and unpaid Interest, if any, will be deemed to be paid first out of the cash paid upon such conversion.

(g)    The Person in whose name the certificate with restrictive legend (or book-entry with restricted security notation on the books of the Borrower’s transfer agent, if applicable) for any shares of Common Stock delivered upon conversion is registered shall be treated as a shareholder of record as of the close of business on the relevant Conversion Date (if the Borrower elects to satisfy the related Conversion Obligation by Physical Settlement) or the last Trading Day of the relevant Observation Period (if the Borrower elects to satisfy the related Conversion Obligation by Combination Settlement), as the case may be. Upon a conversion of this Note, the principal amount of this Note shall be reduced by the amount surrendered for conversion.

Section 4.04.    Fractional Shares.  The Borrower shall not issue any fractional share of Common Stock upon conversion of this Note and shall instead pay cash in lieu of delivering any fractional share of Common Stock issuable upon conversion based on the Daily VWAP for the relevant Conversion Date (in the case of Physical Settlement) and for the last day of the applicable Observation Period (in the case of Combination Settlement). For the portion of this Note surrendered for conversion, if the Borrower has elected (or is deemed to have elected) Combination Settlement, the full number of shares that shall be issued upon conversion thereof shall be computed on the basis of the aggregate Daily Settlement Amounts for the relevant Observation Period and any fractional shares remaining after such computation shall be paid in cash.

Section 4.05.    Taxes on Conversion.  Except as provided in the next sentence, the Borrower shall pay any and all documentary, stamp or similar issue or transfer tax due and duties on the issuance of shares of Common Stock upon conversion of this Note pursuant hereto. The Holder shall be liable for and shall be required to pay any tax or duty which may be payable in respect of any transfer involved in the issue and delivery of shares of Common Stock in a name other than that of the Holder, and no such issue or delivery shall be made unless the Person requesting such issue has paid to the Borrower the amount of any such tax or duty, or has established to the satisfaction of the Borrower that such tax or duty has been paid.

Section 4.06.    Borrower to Provide Common Stock.  (a) The Borrower shall, prior to issuance of this Note, and from time to time as may be necessary, reserve, out of its authorized but unissued Common Stock, a sufficient number of shares of Common Stock to permit the conversion of the full portion of this Note that is Outstanding into shares of Common Stock.

(b)    All shares of Common Stock delivered upon conversion of this Note shall be newly issued shares, shall be duly authorized, validly issued, fully paid and nonassessable and shall be free from preemptive or similar rights and free of any lien or adverse claim as the result of any action by the Borrower.

Section 4.07.    Adjustment of Conversion Rate.  The Conversion Rate shall be adjusted from time to time by the Borrower if any of the following events occurs, except that the Borrower shall not make any adjustments to the Conversion Rate if the Holder participates (other than in the case of a share split or share combination), at the same time and upon the same terms as holders of the Common Stock and solely as a result of holding this Note, in any of the transactions described in this Section 4.07, without having to convert this Note, as if they held a number of shares of Common Stock equal to the Conversion Rate, multiplied by the principal amount (expressed in thousands) of this Note held by the Borrower.

(a)    If the Borrower issues shares of Common Stock as a dividend or distribution on shares of Common Stock, or effects a share split or share combination of its Common Stock, the Conversion Rate shall be adjusted based on the following formula:

CR1 = CR0 x	OS1
OS0

where,

CR0 =

the applicable Conversion Rate in effect immediately prior to the open of business on the Ex-Dividend Date for such dividend or distribution, or immediately prior to the open of business on the effective date of such share split or share combination, as the case may be;

CR1 =

the applicable Conversion Rate in effect immediately after the open of business on the Ex-Dividend Date for such dividend or distribution, or immediately after the open of business on the effective date of such share split or share combination, as the case may be;

OS0 =

the number of shares of Common Stock outstanding immediately prior to the open of business on the Ex-Dividend Date for such dividend or distribution, or immediately prior to the effective date of such share split or share combination, as the case may be; and

OS1 =	the number of shares of Common Stock outstanding immediately after giving effect to such dividend, distribution, share split or share combination, as the case may be.

Any adjustments made pursuant to this Section 4.07(a) shall become effective immediately after (x) the open of business on the Ex-Dividend Date for such dividend or distribution or (y) the open of business on the effective date of such split or combination, as applicable. If any dividend or distribution described in this Section 4.07(a) is declared but not so paid or made, effective as of the date the Board of Directors determines not to pay such dividend or distribution, the new Conversion Rate shall again be adjusted to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

(b)    If the Borrower distributes to all or substantially all holders of Common Stock any rights, options or warrants entitling them to purchase, for a period of not more than 45 days after the Ex-Dividend Date for the distribution, shares of Common Stock at a price per share less than the average of the Last Reported Sale Prices of the Common Stock for the ten consecutive Trading Day period ending on the Trading Day immediately preceding the announcement date for such distribution, the Conversion Rate shall be adjusted based on the following formula:

CR1 = CR0 x	OS0 + X
OS0 + Y

where,

CR0	=	the Conversion Rate in effect immediately prior to the open of business on the Ex-Dividend Date for such distribution;

CR1	=	the new Conversion Rate in effect immediately after the open of business on the Ex-Dividend Date for such distribution;

OS0	=	the number of shares of Common Stock outstanding immediately prior to the open of business on the Ex-Dividend Date for such distribution;

X	=	the total number of shares of Common Stock issuable pursuant to such rights, options or warrants; and

Y	=	the number of shares of Common Stock equal to the aggregate price payable to exercise such rights, options or warrants divided by the average of the Last Reported Sale Prices of the Common Stock over the ten consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the declaration date for such distribution.

For purposes of this Section 4.07(b), in determining whether any rights, options or warrants entitle the Holder to subscribe for or purchase shares of Common Stock at less than the average of the Last Reported Sale Prices of the Common Stock for the applicable ten consecutive Trading Day period, there shall be taken into account any consideration received by the Borrower for such rights, options or warrants and any amount payable on exercise thereof, with the value of such consideration if other than cash, to be determined by the Board of Directors.

Any adjustment made pursuant to this Section 4.07(b) shall be made successively whenever any such rights, options or warrants are distributed and shall become effective immediately after the open of business on the Ex-Dividend Date for such distribution. To the extent that shares of Common Stock are not delivered after the expiration of such rights, options or warrants, the Conversion Rate shall be decreased to the Conversion Rate that would then be in effect had the increase with respect to the issuance of such rights, options or warrants been made on the basis of delivery of only the number of shares of Common Stock actually delivered. If such rights, options or warrants are not so distributed, the Conversion Rate shall be decreased to the Conversion Rate that would then be in effect if the Ex-Dividend Date for such distribution had not occurred.

(c)    If the Borrower distributes shares of its Capital Stock, evidences of its indebtedness or other assets or property of the Borrower or rights, options or warrants to acquire its Capital Stock or other securities, to all or substantially all holders of the Common Stock, excluding:

(i)    dividends, distributions (including share splits), rights, options or warrants as to which an adjustment is effected in Section 4.07(a), Section 4.07(b) or Section 4.07(e);

(ii)    dividends or distributions covered by Section 4.07(d);

(iii)    dividends or distributions that constitute Reference Property following an event described in Section 4.11; and

(iv)    Spin-Offs to which the provisions set forth below in this Section 4.07(c) shall apply,

then the applicable Conversion Rate shall be adjusted based on the following formula:

CR1 = CR0 x	SP0
SP0 - FMV

where,

CR0	=	the applicable Conversion Rate in effect immediately prior to the open of business on the Ex-Dividend Date for such distribution;

CR1	=	the applicable Conversion Rate in effect immediately after the open of business on the Ex-Dividend Date for such distribution;

SP0	=	the average of the Last Reported Sale Prices of the Common Stock over the ten consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Ex-Dividend Date for such distribution; and

FMV	=	the fair market value (as determined in good faith by the Board of Directors) of the shares of Capital Stock, evidences of indebtedness, assets, property, rights, options or warrants distributed with respect to each outstanding share of Common Stock as of the open of business on the Ex-Dividend Date for such distribution.

Any adjustment made under the portion of this Section 4.07(c) above shall become effective immediately after the open of business on the Ex-Dividend Date for such distribution. If such distribution is not so paid or made, the Conversion Rate shall be decreased to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

If “FMV” as set forth above is equal to or greater than “SP0” as set forth above, in lieu of the foregoing adjustment, the Holder shall receive, in respect of each $1,000 principal amount of this Note, at the same time and upon the same terms as holders of Common Stock, the amount and kind of the Borrower’s Capital Stock, evidences of its indebtedness, other assets or property of the Borrower or rights, options or warrants to acquire the Borrower’s Capital Stock or other securities that the Holder would have received if the Holder owned a number of shares of Common Stock equal to the applicable Conversion Rate in effect immediately prior to the open of business on the Ex-Dividend Date for the distribution.

With respect to an adjustment pursuant to this Section 4.07(c) where there has been a payment of a dividend or other distribution on the Common Stock of shares of the Capital Stock of any class or series, or similar equity interest, of or relating to a Subsidiary or other business unit that are, or, when issued, will be, traded or quoted on any national or regional securities exchange or other market (a “Spin-Off”), the applicable Conversion Rate shall instead be adjusted based on the following formula:

CR1 = CR0 x	FMV0 + MP0
MP0

where,

CR0	=	the applicable Conversion Rate in effect immediately prior to the end of the Valuation Period;

CR1	=	the applicable Conversion Rate in effect immediately after the end of the Valuation Period;

FMV0	=	the average of the Last Reported Sale Prices of the Capital Stock of the Borrower or similar equity interest distributed to holders of Common Stock applicable to one share of Common Stock (determined by reference to the definition of Last Reported Sale Price as set forth in Section 1.01 as if references therein to Common Stock were to such Capital Stock or similar equity interest) over the first ten consecutive Trading Day period immediately following the Ex-Dividend Date for such Spin-Off (such period, the “Valuation Period”); and

MP0 =	the average of the Last Reported Sale Prices of Common Stock over the Valuation Period.

Such adjustment shall occur immediately after the tenth Trading Day immediately following the Ex-Dividend Date of such Spin-Off; provided that, for purposes of determining the Conversion Rate in respect of any conversion during the ten Trading Days following the Ex-Dividend Date of any Spin-Off, references within the previous paragraph related to “Spin-Offs” to ten Trading Days shall be deemed replaced with such lesser number of Trading Days as have elapsed between the Ex-Dividend Date of such Spin-Off and the relevant Conversion Date. If any such dividend or distribution described in the preceding paragraph of this Section 4.07(c) is declared but not paid or made, the new Conversion Rate shall be readjusted to be the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

For purposes of this Section 4.07(c) (and subject in all respect to Section 4.14), rights, options or warrants distributed by the Borrower to the Holder of its Common Stock entitling the Holder to subscribe for or purchase shares of the Borrower’s Capital Stock, including Common Stock (either initially or under certain circumstances), which rights, options or warrants, until the occurrence of a specified event or events (“Trigger Event”), (i) are deemed to be transferred with such shares of the Common Stock, (ii) are not exercisable, and (iii) are also issued in respect of future issuances of the Common Stock, shall be deemed not to have been distributed for purposes of this Section 4.07(c) (and no adjustment to the Conversion Rate under this Section 4.07(c) shall be required) until the occurrence of the earliest Trigger Event, whereupon such rights, options or warrants shall be deemed to have been distributed and an appropriate adjustment (if any is required) to the Conversion Rate shall be made under this Section 4.07(c). If any such right, option or warrant, including any such existing rights, options or warrants distributed prior to the date of this Note, are subject to events, upon the occurrence of which such rights, options or warrants become exercisable to purchase different securities, evidences of indebtedness or other assets, then the date of the occurrence of any and each such event shall be deemed to be the date of distribution and Ex-Dividend Date with respect to new rights, options or warrants with such rights (in which case the existing rights, options or warrants shall be deemed to terminate and expire on such date without exercise by the Holder). In addition, in the event of any distribution (or deemed distribution) of rights, options or warrants, or any Trigger Event or other event of the type described in the immediately preceding sentence with respect thereto that was counted for purposes of calculating a distribution amount for which an adjustment to the Conversion Rate under this Section 4.07(c) was made, (1) in the case of any such rights, options or warrants that shall all have been redeemed or purchased without exercise by the Holder, upon such final redemption or purchase (x) the Conversion Rate shall be readjusted as if such rights, options or warrants had not been issued and (y) the Conversion Rate shall then again be readjusted to give effect to such distribution, deemed distribution or Trigger Event, as the case may be, as though it were a cash distribution, equal to the per share redemption or purchase price received by a holder or holders of Common Stock with respect to such rights, options or warrants (assuming such holder had retained such rights, options or warrants), made to all holders of Common Stock as of the date of such redemption or purchase, and (2) in the case of such rights, options or warrants that shall have expired or been terminated without exercise by the Holder, the Conversion Rate shall be readjusted as if such rights, options and warrants had not been issued.

For purposes of Section 4.07(a), Section 4.07(b) and this Section 4.07(c), any dividend or distribution to which this Section 4.07(c) is applicable that also includes one or both of:

(A)    a dividend or distribution of shares of Common Stock to which Section 4.07(a) is applicable (the “Clause A Distribution”); or

(B)    a dividend or distribution of rights, options or warrants to which Section 4.07(b) is applicable (the “Clause B Distribution”),

then (1) such dividend or distribution, other than the Clause A Distribution and the Clause B Distribution, shall be deemed to be a dividend or distribution to which this Section 4.07(c) is applicable (the “Clause C Distribution”) and any Conversion Rate adjustment required by this Section 4.07(c) with respect to such Clause C Distribution shall then be made, and (2) the Clause A Distribution and Clause B Distribution shall be deemed to immediately follow the Clause C Distribution and any Conversion Rate adjustment required by Section 4.07(a) and Section 4.07(b) with respect thereto shall then be made, except that, if determined by the Borrower (I) the “Ex-Dividend Date” of the Clause A Distribution and the Clause B Distribution shall be deemed to be the Ex-Dividend Date of the Clause C Distribution and (II) any shares of Common Stock included in the Clause A Distribution or Clause B Distribution shall be deemed not to be “outstanding immediately prior to such dividend, distribution, share split or share combination, as the case may be” within the meaning of Section 4.07(a) or “outstanding immediately prior to the open of business on the Ex-Dividend Date for such distribution” within the meaning of Section 4.07(b).

(d)    If any cash dividend or cash distribution is made to all or substantially all holders of Common Stock to the extent that the aggregate of all such cash dividends or distributions paid in any fiscal quarter exceeds the dividend threshold amount (the “DTA”) for such fiscal quarter, the Conversion Rate shall be adjusted based on the following formula:

CR1 = CR0 x	SP0 - DTA
SP0 - C

where,

CR0	=	the applicable Conversion Rate in effect immediately prior to the open of business on the Ex-Dividend Date for such distribution;

CR1	=	the applicable Conversion Rate in effect immediately after the open of business on the Ex-Dividend Date for such distribution;

SP0	=	the average of the Last Reported Sale Prices of the Common Stock over the five consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Ex-Dividend Date for such dividend or distribution;

DTA	=	the dividend threshold amount, which shall initially be $0.25 per share per fiscal quarter; and

C	=	the amount in cash per share of Common Stock the Borrower distributes to holders of Common Stock.

An adjustment to the Conversion Rate made pursuant to this Section 4.07(d) shall become effective immediately after the open of business on the Ex-Dividend Date for the applicable dividend or distribution. If any dividend or distribution described in this Section 4.07(d) is declared but not so paid or made, the new Conversion Rate shall be readjusted to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

The DTA is subject to adjustment on an inversely proportional basis whenever the Conversion Rate is adjusted other than adjustments made pursuant to this Section 4.07(d). If an adjustment is required to be made as set forth in this Section 4.07(d) as a result of a distribution that is not a regular quarterly dividend, the DTA will be deemed to be zero with respect to that particular adjustment.

If “C” as set forth above is equal to or greater than “SP0” as set forth above, in lieu of the foregoing adjustment, the Holder shall receive, for each $1,000 principal amount of this Note, at the same time and upon the same terms as holders of shares of Common Stock, the amount of cash that the Holder would have received if the Holder owned a number of shares of Common Stock equal to the applicable Conversion Rate in effect immediately prior to the open of business on the Ex-Dividend Date for such cash dividend or distribution.

(e)    If the Borrower or any of its Subsidiaries makes a payment in respect of a tender or exchange offer for Common Stock, if (a) the cash and value of any other consideration included in the payment per share of Common Stock exceeds (b) the average of the Last Reported Sale Prices of the Common Stock over the 10 consecutive Trading Day period commencing on, and including the Trading Day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer (the “Expiration Date”), the Conversion Rate shall be adjusted based on the following formula:

CR1 = CR0 x	AC + (SP1 x OS1)
OS0 x SP1

where,

CR0	=	the applicable Conversion Rate in effect immediately prior to the open of business on the Trading Day next succeeding the Expiration Date;

CR1	=	the applicable Conversion Rate in effect immediately after the open of business on the Trading Day next succeeding the Expiration Date;

AC	=	the aggregate value of all cash and any other consideration (as determined by the Board of Directors) paid or payable for shares purchased in such tender offer or exchange offer;

OS0	=	the number of shares of Common Stock outstanding immediately prior to time (the “Expiration Time”) such tender or exchange offer expires (prior to giving effect to such tender offer or exchange offer);

OS1	=	the number of shares of Common Stock outstanding immediately after the Expiration Time (after giving effect to such tender offer or exchange offer); and

SP1	=	the average of the Last Reported Sale Prices of the Common Stock over the ten (10) consecutive Trading Day period commencing on, and including the Trading Day next succeeding the Expiration Date.

The adjustment to the Conversion Rate under this Section 4.07(e) shall become effective immediately following the close of business on the Trading Day next succeeding the Expiration Date. If the Borrower or one of its Subsidiaries is obligated to purchase Common Stock pursuant to any such tender or exchange offer but is permanently prevented by applicable law from effecting any such purchase or all such purchases are rescinded, the new Conversion Rate shall be readjusted to be the Conversion Rate that would be in effect if such tender or exchange offer had not been made.

(f)    Notwithstanding the foregoing, if an adjustment pursuant to this Section 4.07 becomes effective on any Ex-Dividend Date as described above, and the Holder has surrendered this Note for conversion on or after such Ex-Dividend Date and would have been treated as the record holder of shares of Common Stock as of the related Conversion Date pursuant to Section 4.03 based on an adjusted Conversion Rate for such Ex-Dividend Date, then, notwithstanding this Section 4.07, the Conversion Rate adjustment described in this Section 4.07 relating to such Ex-Dividend Date will not be made for the Holder. Instead, the Holder will be treated as if the Holder were the record owner of the shares of the Common Stock on an unadjusted basis and participate in the related dividend, distribution or other event giving rise to such adjustment.

Section 4.08.    When No Adjustment is Required.  (a) No adjustment in the Conversion Rate shall be required unless such adjustment would require an increase or decrease of at least 1% in the Conversion Rate as last adjusted; provided, however, that any adjustments which would be required to be made but for this Section 4.08(a) shall be carried forward and taken into account in any subsequent adjustment and any carry forward amount shall be paid to the Holder upon conversion regardless of the 1% threshold. All calculations under this Article 4 shall be made to the nearest cent or to the nearest 1/10,000th of a share.

(b)    If the application of the foregoing formulas in Section 4.07 would result in a decrease in the Conversion Rate, no adjustment to the Conversion Rate shall be made (except on account of share combinations).

(c)    No adjustment to the Conversion Rate shall be made unless as specifically set forth in Section 4.07 and Section 4.02. Without limiting the foregoing, no adjustment to the Conversion Rate need be made:

(i)    upon the issuance of any shares of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on securities of the Borrower and the investment of additional optional amounts in shares of Common Stock under any plan;

(ii)    upon the issuance of any shares of Common Stock or options or rights to purchase shares of Common Stock pursuant to any present or future employee, director or consultant benefit plan or program or employee stock purchase plan of, or assumed by, the Borrower or any of its Subsidiaries;

(iii)    upon the issuance of any shares of Common Stock pursuant to any option, warrant, right, or exercisable, exchangeable or convertible security not described in clause (ii) above and outstanding as of the Issue Date;

(iv)    upon the issuance of Rights under the Rights Plan unless, prior to conversion, the Rights issued under the Rights Plan have separated from the Common Stock;

(v)    for a change in the par value of the Common Stock; or

(vi)    for accrued and unpaid interest (including any Additional Interest, if applicable).

The Borrower shall not be required to take any voluntary action that would result in an adjustment to the Conversion Rate pursuant to Section 4.07 without complying, if applicable, with the shareholder approval rules of the New York Stock Exchange and any similar rule of any stock exchange on which the Common Stock is listed at the relevant time. In accordance with such listing standards, this restriction will apply at any time when this Note is Outstanding, regardless of whether the Borrower then has a class of securities listed on the New York Stock Exchange.

Section 4.09.    Notice of Adjustment.  Whenever the Conversion Rate or conversion privilege is required to be adjusted pursuant to this Note, the Borrower shall promptly deliver to the Holder a notice of the adjustment, briefly stating the facts requiring the adjustment, the adjusted Conversion Rate and the manner of computing it. Failure to deliver such notice or any defect therein shall not affect the validity of any such adjustment.

Section 4.10.    Notice of Certain Transactions.  In the event that there is a dissolution or liquidation of the Borrower, the Borrower shall deliver to the Holder and provide to the Holder a written notice stating the proposed effective date. The Borrower shall deliver such notice at least 20 days before such proposed effective date. Failure to deliver such notice or any defect therein shall not affect the validity of any transaction referred to in this Section 4.10.

Section 4.11.    Effect of Reclassification, Consolidation, Merger or Sale On Conversion Privilege.

(a)    If any of the following events occur:

(i)    any recapitalization, reclassification or change of the outstanding shares of Common Stock (other than changes resulting from a subdivision or combination);

(ii)    any consolidation, merger, or combination involving the Borrower;

(iii)    any sale, conveyance or lease to any third party of all or substantially all of the property and assets of the Borrower and its Subsidiaries; or

(iv)    any statutory share exchange,

in each case, as a result of which the Common Stock would be converted into, or exchanged for, stock, other securities, other property or assets (including cash or any combination thereof) (any such event, a “Merger Event”), then, at and after the effective time of such Merger Event, the right to convert each $1,000 principal amount of this Note shall be changed into a right to convert such principal amount of this Note into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a Holder of a number of shares of Common Stock equal to the Conversion Rate immediately prior to such Merger Event would have owned or been entitled to receive (the “Reference Property,” with each “unit of Reference Property” meaning the kind and amount of Reference Property that a Holder of one share of Common Stock is entitled to receive) upon such Merger Event and, prior to or at the effective time of such Merger Event, this Note shall be deemed to provide for such change in the right to convert each $1,000 principal amount of this Note, including anti-dilution and other adjustments that shall be as nearly equivalent as is possible to the adjustments provided for in this Article 4; provided, however, that at and after the effective time of the Merger Event (A) the Borrower shall continue to have the right to determine the form of consideration to be paid or delivered, as the case may be, upon conversion of this Note in accordance with Section 4.03 and (B) (I) any amount payable in cash upon conversion of this Note in accordance with Section 4.03 shall continue to be payable in cash, (II) any shares of Common Stock that the Borrower would have been required to deliver upon conversion of this Note in accordance with Section 4.03 shall instead be deliverable in the amount and type of Reference Property that a Holder of that number of shares of Common Stock would have received in such Merger Event and (III) the Daily VWAP shall be calculated based on the value of a unit of Reference Property.

If the Merger Event causes the Common Stock to be converted into, or exchanged for, the right to receive more than a single type of consideration (determined based in part upon any form of shareholder election), then (i) the Reference Property into which this Note will be convertible shall be deemed to be (x) the weighted average of the types and amounts of consideration received by the holders of Common Stock that affirmatively make such an election or (y) if no holders of Common Stock affirmatively make such an election, the types and amounts of consideration actually received by the holders of Common Stock, and (ii) the unit of Reference Property for purposes of the immediately preceding paragraph shall refer to the consideration referred to in clause (i) attributable to one share of Common Stock. If the holders receive only cash in such Merger Event, then for all conversions that occur after the effective date of such Merger Event (A) the consideration due upon conversion of each $1,000 principal amount of this Note shall be solely cash in an amount equal to the Conversion Rate in effect on the Conversion Date (as may be increased by any Additional Shares pursuant to Section 4.02), multiplied by the price paid per share of Common Stock in such Merger Event and (B) the Borrower shall satisfy the Conversion Obligation by paying cash to the Holder on the third (3rd) Business Day immediately following the relevant Conversion Date. The Borrower shall notify the Holder of such weighted average as soon as practicable after such determination is made but in no event later than the third (3rd) Business Day following the effective date of the Merger Event.

If, in the case of any Merger Event, the Reference Property includes shares of stock, securities or other property or assets (including cash or any combination thereof) of a Person other than the successor or purchasing corporation, as the case may be, in such Merger Event, then an assumption of this Note shall also be executed by such other Person and shall contain such additional provisions to protect the interests of the Holder as the Board of Directors shall reasonably consider necessary by reason of the foregoing.

(b)    When this Note is modified or amended pursuant to subsection (a) of this Section 4.11, the Borrower shall promptly provide to the Holder a notice briefly stating the reasons therefor, the kind or amount of cash, securities or property or asset that will comprise a unit of Reference Property after any such Merger Event, any adjustment to be made with respect thereto and that all conditions precedent have been complied with. Failure to deliver such notice shall not affect the legality or validity of such modification or amendment to this Note.

(c)    The Borrower shall not become a party to any Merger Event unless its terms are consistent with this Section 4.11. None of the foregoing provisions shall affect the right of the Holder to convert this Note into cash, shares of Common Stock or a combination of cash and shares of Common Stock, as applicable, as set forth in Article 4 prior to the effective date of such Merger Event.

(d)    The above provisions of this Section 4.11 shall similarly apply to successive Merger Events. Upon the consummation of any Merger Event, references to “Common Stock” shall be deemed to refer to any Reference Property that constitutes Capital Stock after giving effect to such Merger Event.

If this Section 4.11 applies to any event or occurrence, Section 4.07 hereof shall not apply.

Section 4.12.    Voluntary Increase; NYSE Compliance.  The Borrower from time to time may increase the Conversion Rate, to the extent permitted by law and subject to any applicable shareholder approval requirements pursuant to the listing standards of The New York Stock Exchange or such other United States securities exchange on which the Common Stock is traded, by any amount for any period of at least 20 days, if the Board of Directors determines that such increase shall be in the Borrower’s best interests. The Borrower may (but is not required to) make such increase in the Conversion Rate (in addition to others provided in this Note) as the Board of Directors deems advisable to avoid or diminish any income tax to holders of Common Stock resulting from a dividend or distribution of stock, or rights to acquire stock, or similar event; provided, however, that in no event may the Borrower increase the Conversion Rate such that it causes the Conversion Price to be less than the par value of a share of Common Stock. The Borrower shall provide at least 15 days’ written notice to the Holder of any increase under this Section 4.12.

Section 4.13.    Adjustments of Prices.  Whenever any provision of this Note requires the Borrower to calculate the Last Reported Sale Prices, the Daily VWAP, the Daily Conversion Values or the Daily Settlement Amounts over a span of multiple days (including an Observation Period and the period for determining Stock Price for purposes of a Make-Whole Fundamental Change), the Borrower will make appropriate adjustments to each to account for any adjustment to the Conversion Rate that becomes effective, or any event requiring an adjustment to the Conversion Rate where the Ex-Dividend Date, effective date or expiration date of the event occurs, at any time during the period when the Last Reported Sale Prices, the Daily VWAP, the Daily Conversion Values or the Daily Settlement Amounts are to be calculated. The Borrower will provide a schedule of its calculations the Holder.

Section 4.14.    Rights Plan.  To the extent that the Borrower has a Rights Plan in effect upon conversion of this Note into Common Stock, the Holder shall receive upon conversion of this Note, the Rights under the Rights Plan, unless prior to conversion, the Rights have separated from the Common Stock, in which case, and only in such case, the Conversion Rate shall be adjusted at the time of separation as if the Borrower distributed to all or substantially all holders of Common Stock shares of the Borrower’s Capital Stock, evidences of indebtedness or other assets or property of the Borrower or rights, options or warrants to acquire the Borrower’s Capital Stock or other securities as described in Section 4.07(c) above, subject to readjustment in the event of the expiration, termination or redemption of such Rights.

ARTICLE 5

REPRESENTATIONS, WARRANTIES AND COVENANTS

Section 5.01.    By its acceptance of this Note, the Holder shall be deemed to have represented, warranted and covenanted to the Borrower as follows:

(a)    Knowledge and Experience.  The Holder has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of acceptance of this Note. With the assistance of the Holder’s own financial, tax and legal advisors, the Holder has made its own independent investigation of the Borrower and the business, operations and prospects of the Borrower, and the Holder is not relying on any representation or warranty of the Borrower with respect to the Borrower or the business, operations or prospects of the Borrower. The Holder has had access to such information concerning the Borrower and this Note as it deems necessary to enable it to make an informed investment decision concerning the acceptance of this Note. Holder has considered the suitability of this Note as an investment in light of its own circumstances and financial condition and Holder is able to bear the risks and any loss associated with an investment in this Note.

(b)    Non-Reliance.  Neither the Borrower nor any of its Affiliates, employees or agents has been requested to or has provided the Holder with any information or investment or tax advice with respect to this Note nor is such information or advice necessary or desired. Neither the Borrower nor any of its Affiliates, employees or agents has made or makes any representation as to the Borrower or the value of this Note. Notwithstanding the foregoing, the Holder has deemed it appropriate to accept this Note.

(c)    Reliance on Exemptions.  The Holder understands that this Note (including any shares of Common Stock issuable upon conversion) has not been registered under the Securities Act, cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available and that any Common Stock issued upon conversion shall bear a legend in form and substance similar to the restrictive legend on the cover of this Note. The Holder is an “accredited investor” as defined in Rule 501(a) under the Securities Act. The Holder agrees to furnish such certificates, opinions and additional information reasonably requested by the Borrower or any of its Affiliates to assure compliance with applicable U.S. federal and state securities laws in connection with any transfer of this Note or the Common Stock issued upon conversion.

(d)    Borrower’s Reliance.  The Holder acknowledges that (a) the Borrower is relying on the Holder’s representations, warranties, acknowledgments and agreements in this Note as a condition to the issuance of this Note; and (b) without such representations, warranties, acknowledgements and agreements, the Borrower would not issue this Note.

Section 5.02.    The Borrower represents and warrants to the Holder as follows:

(a)    Good Standing of the Borrower.  The Borrower has been duly organized and is validly existing as a corporation under the laws of the State of Oregon and has the corporate power and authority to enter into and perform its obligations under this Note.

(b)    Authorization of this Note.  This Note has been duly authorized for issuance and sale, has been duly executed by the Borrower and, when delivered pursuant to the Purchase Agreement in connection with the closing of the transactions contemplated thereby, will constitute a valid and binding obligation of the Borrower, enforceable in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors or by general equitable principles and will be entitled to the benefits of this Note.

(c)    Authorization of Common Stock.  The Common Stock issuable upon conversion of this Note has been duly authorized and reserved and, when issued upon conversion of this Note in accordance with the terms of this Note, will be validly issued, fully paid and non-assessable, and the issuance of such Common Stock will not be subject to any preemptive or similar right.

ARTICLE 6

DEFAULT AND REMEDIES

Section 6.01.    Events of Default. The occurrence of any one or more of the following events shall constitute an event of default (hereinafter “Event of Default”) under this Note:

(a)    the Borrower fails to pay when due the principal of this Note at the Maturity Date, upon exercise of a repurchase right hereunder or otherwise;

(b)    the Borrower fails to pay an installment of interest on this Note for 30 days or more after the date when due;

(c)    the Borrower fails to comply with its obligations to deliver Common Stock, cash or a combination of cash and Common Stock, as applicable, upon conversion of this Note within the time periods specified in Section 4.03, and such failure continues for a period of five Business Days;

(d)    the Borrower fails to provide a Fundamental Change Borrower Notice when due, and such failure continues for a period of five Business Days pursuant to Section 9.01;

(e)    the Borrower fails to comply with its obligations under Section 7.01;

(f)    the Borrower fails to perform or observe any other term, covenant or agreement contained in this Note for a period of 60 days after written notice of such failure, requiring the Borrower to remedy the same, shall have been given to the Borrower by the Holder;

(g)    default by the Borrower or any Subsidiary of the Borrower with respect to any mortgage, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced, any indebtedness for borrowed money in excess of $50.0 million in the aggregate of the Borrower and/or any such Subsidiary, whether such indebtedness now exists or shall hereafter be created (i) resulting in such indebtedness becoming or being declared due and payable or (ii) constituting a failure to pay the principal or interest of any such debt when due and payable at its stated maturity, upon required repurchase, upon declaration of acceleration or otherwise; provided, however, that if such default ceases or is cured, waived, rescinded or annulled, then any Default or Event of Default under this clause (g) shall be deemed no longer to be continuing;

(h)    an involuntary case or other proceeding shall be commenced against the Borrower or any Significant Subsidiary (or any group of the Borrower’s Subsidiaries that, taken together, would constitute a Significant Subsidiary) seeking liquidation, reorganization or other relief with respect to the Borrower or any Significant Subsidiary (or any group of the Borrower’s Subsidiaries that, taken together, would constitute a Significant Subsidiary) or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of the Borrower or any Significant Subsidiary (or any group of the Borrower’s Subsidiaries that, taken together, would constitute a Significant Subsidiary) or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 30 consecutive days; or

(i)    the Borrower or any Significant Subsidiary (or any group of the Borrower’s Subsidiaries that, taken together, would constitute a Significant Subsidiary) pursuant to or within the meaning of any Bankruptcy Law:

(i)    commences as a debtor a voluntary case or proceeding;

(ii)    consents to the entry of an order for relief against it in an involuntary case or proceeding or the commencement of any case against it;

(iii)    consents to the appointment of a Receiver of it or for all or substantially all of its property;

(iv)    makes a general assignment for the benefit of its creditors;

(v)    files a petition in bankruptcy or answer or consent seeking reorganization or relief; or

(vi)    consents to the filing of such a petition or the appointment of or taking possession by a Receiver.

The term “Bankruptcy Law” means Title 11 of the United States Code (or any successor thereto) or any similar federal or state law for the relief of debtors. The term “Receiver” means any receiver, trustee, assignee, liquidator, sequestrator or similar official under any Bankruptcy Law.

Section 6.02.    Acceleration of Maturity; Rescission and Annulment.  If an Event of Default with respect to the portion of this Note that is Outstanding (other than an Event of Default specified in Section 6.01(h) or Section 6.01(i) hereof in respect of the Borrower) occurs and is continuing, the Holder may declare the portion of this Note that is Outstanding due and payable at its principal amount plus any accrued and unpaid interest, and thereupon the Holder may, at its discretion, proceed to protect and enforce its rights by the appropriate judicial proceedings. Such declaration may be rescinded and annulled by the written consent of the Holder.

If an Event of Default specified in Section 6.01(h) or Section 6.01(i) hereof occurs and is continuing, then all unpaid principal of, and accrued and unpaid interest on, the portion of this Note that is Outstanding shall become immediately due and payable, without any declaration or other act on the part of the Holder.

The Holder may rescind and annul an acceleration and its consequences if:

(a)    all existing Events of Default, other than the nonpayment of principal (including the Fundamental Change Repurchase Price, if applicable) of or interest on this Note which has become due solely because of the acceleration, have been remedied, cured or waived; and

(b)    the rescission would not conflict with any judgment or decree of a court of competent jurisdiction;

provided, however, that in the event such declaration of acceleration has been made based on the existence of an Event of Default under Section 6.01(g) hereof and such Event of Default has been remedied, cured or waived in accordance with Section 6.01(g) hereof, then, without any further action by the Holder, such declaration of acceleration shall be rescinded automatically and the consequences of such declaration shall be annulled. No such rescission or annulment shall affect any subsequent Default or impair any right consequent thereon.

Section 6.03.    Other Remedies.  If an Event of Default with respect to the portion of this Note that is Outstanding occurs and is continuing, the Holder may pursue any available remedy by proceeding at law or in equity to collect the payment of principal of, or interest on, this Note or to enforce the performance of any provision of this Note.

Section 6.04.    Waiver of Past Defaults.  The Holder may waive an existing Default or Event of Default. Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured, for every purpose of this Note; provided, however, that no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon

Section 6.05.    Unconditional Right of Holder to Receive Payment and to Convert.  Notwithstanding any other provision in this Note, the Holder of this Note shall have the right, which is absolute and unconditional, to receive payment of the principal amount (including the Fundamental Change Repurchase Price, if applicable), interest and the Make-Whole Fundamental Change Premium, if any, in respect of this Note, on or after the respective due dates expressed in this Note, and to convert this Note in accordance with Article 4, and to bring suit for the enforcement of any such payment on or after such respective due dates or for the right to convert in accordance with Article 4, and shall not be impaired or affected without the consent of the Holder.

Section 6.06.    Restoration of Rights and Remedies.  If the Holder has instituted any proceeding to enforce any right or remedy under this Note and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Holder, then and in every such case, subject to any determination in such proceeding, the Borrower and the Holder shall be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Holder shall continue as though no such proceeding had been instituted.

Section 6.07.    Rights and Remedies Cumulative.  Except as otherwise provided with respect to the replacement or payment of a mutilated, destroyed, lost or stolen Note in Section 10.14, no right or remedy conferred in this Note upon or reserved to the Holder of this Note is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

Section 6.08.    Delay or Omission Not Waiver.  No delay or omission of the Holder to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or any acquiescence therein. Every right and remedy given by this Article 6 or by law to the Holder may be exercised from time to time, and as often as may be deemed expedient, by the Holder.

Section 6.09.    Waiver of Stay or Extension Laws.  The Borrower covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, or plead, or in any manner whatsoever claim to take the benefit or advantage of, any stay or extension law wherever enacted, now or at any time hereafter in force, which may affect the covenants or the performance of this Note; and the Borrower (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law and covenants that it shall not hinder, delay or impede the execution of any power herein granted to the Holder, but shall suffer and permit the execution of every such power as though no such law had been enacted.

ARTICLE 7

CONSOLIDATIONS; MERGER; CONVEYANCE; TRANSFER OR LEASE

Section 7.01.    Consolidations; Merger; Conveyance; Transfer or Lease.

(a)    The Borrower may not, without the consent of the Holder, consolidate with, merge into or convey, transfer or lease all or substantially all of the property and assets of the Borrower and its Subsidiaries, taken as a whole, to another Person (other than a transfer of all or substantially all of the assets of the Borrower and its Subsidiaries, taken as a whole, to one or more direct or indirect wholly-owned Subsidiaries) unless:

(i)    either (1) the Borrower shall be the resulting or surviving corporation or (2) the Person (if other than the Borrower) formed by such consolidation or into which the Borrower is merged, or the Person which acquires by transfer or lease all or substantially all of the property and assets of the Borrower, shall (i) be a corporation, limited liability company, partnership or trust organized and existing under the laws of the United States of America or any State thereof or the District of Columbia, in each case, that is treated as a corporation for U.S. federal income tax purposes, and the property into which this Note is convertible shall be the stock or other equity of an entity that is treated as a corporation for U.S. federal income tax purposes, and (ii) expressly assume, by an assignment and assumption agreement, executed and delivered to the Holder, in form reasonably satisfactory to the Holder, the obligations of the Borrower under this Note; and

(ii)    at the time of, and after giving effect to, such transaction, no Default or Event of Default shall have occurred and be continuing.

Section 7.02.    Successor Substituted.  Upon any consolidation of the Borrower with, or merger of the Borrower into, any other Person or any conveyance, transfer or lease of all or substantially all of the properties and assets of the Borrower and its Subsidiaries, taken as a whole, in accordance with Section 7.01, the successor Person formed by such consolidation or into which the Borrower is merged or to which such conveyance, transfer or lease is made shall succeed to, and be substituted for, and may exercise every right and power of, Borrower under this Note with the same effect as if such successor Person had been named as the Borrower herein, and thereafter, except in the case of a lease, and except for obligations the predecessor Person may have under an assignment and assumption agreement, the predecessor Person shall be relieved of all obligations and covenants under the this Note.

ARTICLE 8

ADDITIONAL INTEREST

Section 8.01.    Additional Interest.

(a)    If, at any time during the six-month period beginning on, and including, the date that is six months after the date of original issuance of this Note and ending on the date that is one year after the date of the original issuance of this Note, the Borrower fails to be a reporting issuer for purposes of Rule 144(c)(1) because it fails to timely file any periodic report that the Borrower is required to file with the Commission under Section 13 or 15(d0 of the Exchange Act, as applicable (after giving effect to all applicable grace periods thereunder and other than reports on Form 8-K), which failure results in the Common Stock issuable upon conversion of this Note not being eligible to be resold pursuant to Rule 144 by the Holder (other than an Affiliate of the Borrower or a Person who was an Affiliate within three months who is a transferee or acquiree of this Note from an Affiliate of the Borrower) (an “Additional Interest Event”), the Borrower shall pay additional interest on this Note (the “Additional Interest”). Such Additional Interest will accrue on this Note at the rate of 0.25% per annum of the principal amount of the portion of this Note that is Outstanding for each day during the first 90-day period (or portion thereof) for which an Additional Interest Event has occurred and is continuing, which rate shall increase by an additional 0.25% per annum of the principal amount of this Note, up to a maximum of 0.50% per annum of the principal amount of this Note for each day thereafter for which an Additional Interest Event has occurred and is continuing, but in any event concluding on the date that is one year after the original issuance date of this Note.

(b)    Notwithstanding the foregoing, the Borrower shall not be required to pay Additional Interest on any date if (i) the Borrower has filed a shelf registration statement for the resale of any shares of Common Stock issued upon conversion of this Note and (ii) such shelf registration statement is effective and usable by the Holder identified therein as selling securityholders for the resale of any shares of Common Stock issued upon conversion of this Note.

(c)    Additional Interest shall be payable in arrears on each Interest Payment Date following accrual in the same manner as regular interest on this Note.

ARTICLE 9

REPURCHASE OF NOTE UPON A FUNDAMENTAL CHANGE

Section 9.01.    Repurchase of Note at Option of the Holder Upon a Fundamental Change.

(a)    If a Fundamental Change occurs prior to the Maturity Date, the Holder shall have the right, at the option of the Holder, to require the Borrower to repurchase all or any portion of this Note at the Fundamental Change Repurchase Price, on the date specified by the Borrower that is not less than twenty (20) days and not more than thirty-five (35) days after the date of the Fundamental Change Borrower Notice pursuant to Section 9.01(b) (the “Fundamental Change Repurchase Date”). If the Fundamental Change Repurchase Date is on or prior to the corresponding Interest Payment Date, the Borrower shall pay accrued and unpaid interest to the Holder and the Fundamental Change Repurchase Price shall be 100% of the principal amount of this Note to be repurchased. The Holder may require the Borrower to repurchase fewer than all of the entire principal amount of this Note only if (i) the principal amount of this Note to be repurchased is an integral multiple of $1,000 and (ii) the portion of this Note not to be repurchased is in a minimum principal amount of $2,000.

(b)    On or before the 15th day after the Fundamental Change Effective Date, the Borrower shall deliver a written notice of the occurrence of the Fundamental Change, and of the repurchase right arising therefrom, to the Holder at the notice address in Section 10.04 (the “Fundamental Change Borrower Notice”). The Fundamental Change Borrower Notice shall set forth the Holder’s right to require the Borrower to purchase this Note and specify:

(i)    the events causing such Fundamental Change;

(ii)    the date of such Fundamental Change;

(iii)    the last date by which the Fundamental Change Repurchase Notice must be delivered to elect the repurchase option pursuant to this Section 9.01;

(iv)    the Fundamental Change Repurchase Price;

(v)    the Fundamental Change Repurchase Date;

(vi)    that if a Fundamental Change Repurchase Notice has been delivered by a Holder, this Note may be converted only if the Holder withdraws the Fundamental Change Repurchase Notice in accordance with the terms of this Note; and

(vii)    the procedures that the Holder must follow to require the Borrower to repurchase this Note under this Section 9.01.

No failure of the Borrower to give the foregoing notices or defect therein shall limit the Holder’s right to exercise its right to cause the Borrower to repurchase this Note pursuant to this Section 9.01.

(c)    Repurchases of the principal of this Note under this Article 9 shall be made upon delivery to the Borrower by the Holder of a duly completed notice (the “Fundamental Change Repurchase Notice”) in the form set forth in the Form of Fundamental Change Repurchase Notice in Attachment 2 to this Note before the close of business on the Business Day immediately preceding the Fundamental Change Repurchase Date.

Each Fundamental Change Repurchase Notice shall state:

(i)    the portion of the principal amount of this Note to be repurchased, which must be $1,000 or an integral multiple thereof (provided that any portion of this Note not to be repurchased is in the minimum principal amount of $2,000); and

(ii)    that this Note is to be repurchased by the Borrower pursuant to the applicable provisions of this Note.

Notwithstanding anything herein to the contrary, the Holder shall have the right to withdraw, in whole or in part, such Fundamental Change Repurchase Notice at any time prior to the close of business on the Business Day immediately preceding the Fundamental Change Repurchase Date by delivery of a written notice of withdrawal to the Borrower in accordance with Section 9.02.

Section 9.02.    Withdrawal of Fundamental Change Repurchase Notice.

(a)    A Fundamental Change Repurchase Notice may be withdrawn (in whole or in part) by means of a written notice of withdrawal delivered to the Borrower in accordance with this Section 9.02 at any time prior to the close of business on the Business Day immediately preceding the Fundamental Change Repurchase Date specifying:

(i)    the principal amount of this Note with respect to which such notice of withdrawal is being submitted;

(ii)    the principal amount, if any, of this Note that remains subject to the original Fundamental Change Repurchase Notice, which portion must be in principal amounts of $1,000 or an integral multiple of $1,000 (provided that any portion of this Note not to be repurchased is in the minimum principal amount of $2,000);

Section 9.03.    Note Repurchased In Part.  Upon surrender of the portion of this Note that is to be repurchased only in part in accordance with Section 9.01, and promptly after the Fundamental Change Repurchase Date, the Borrower shall execute and deliver to the Holder, without service charge, a new Note, of such authorized denomination or denominations as may be requested by the Holder (which must be equal to $2,000 principal amount or greater integral multiples of $1,000), in aggregate principal amount equal to, and in exchange for, the portion of the principal amount of this Note so surrendered that is not repurchased.

Section 9.04.    Covenant to Comply with Applicable Laws Upon Repurchase of Note.  In connection with any repurchase offer pursuant to this Article 9, the Borrower shall, if required:

(a)    comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act;

(b)    file a Schedule TO or any successor or similar schedule; and

(c)    otherwise comply with all federal and state securities laws in connection with any offer by the Borrower to repurchase this Note;

in each case, so as to permit the rights and obligations under this Article 9 to be exercised in the time and in the manner specified in this Article 9.

ARTICLE 10

MISCELLANEOUS

Section 10.01.    Legend Removal.  After one year from the later of (a) the date of original issuance of this Note and (b) the acquisition of this Note from an Affiliate of the Borrower, and provided the Holder is not then an Affiliate of the Borrower, upon the delivery to the Borrower of customary representations and the delivery of a customary legal opinion addressed to the Borrower and the Borrower’s transfer agent, in each case in form reasonably satisfactory to the Borrower, the Borrower agrees to remove the restrictive legend affixed to this Note, and will reissue this Note without such restrictive legend, and any Common Stock issued upon conversion of this Note shall be issued without restrictive legends.

Section 10.02.    Notices.  All notices and other communications given or made pursuant to this Note shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or refusal, when given by (a) personal delivery to the party to be notified, (b) electronic mail or facsimile during normal business hours of the recipient, with verification of receipt, and if not sent during normal business hours, then on the recipient’s next Business Day, (c) registered or certified mail, return receipt requested, postage prepaid, or (d) nationally recognized overnight courier, freight prepaid, specifying next Business Day delivery, with written verification of receipt. All communications shall be sent to the respective parties at the addresses set forth below:

If to the Holder:

American Railcar Industries, Inc.

100 Clark St.

St. Charles, MO 63301

Attention: Corporate Finance

If to the Borrower:

The Greenbrier Companies, Inc.

One Centerpointe Drive, Suite 200

Lake Oswego, Oregon 97035

Attention: Corporate Finance

With a copy to (which shall not constitute notice):

Stephen D. Cooke

Paul Hastings LLP

695 Town Center Drive, Seventeenth Floor

Costa Mesa, CA 92626

Either party may change the address for notices by providing written notice to the party in accordance with this Section 10.04. Any notice sent by electronic mail shall only be valid if an original of such notice was subsequently received by the notified party, in which case such notice shall be deemed received at such time specified above. Any such notice may be given on behalf of a party hereto by such party’s counsel, or by any other person authorized in writing by such party.

Section 10.03.    Counterparts.  This Note may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

Section 10.04.    GOVERNING LAW.  THIS NOTE AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS NOTE, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PROVISIONS THEREOF TO THE EXTENT THAT SUCH PROVISIONS WOULD RESULT IN THE SELECTION OF THE LAW OF A DIFFERENT JURISDICTION AS THE GOVERNING LAW OF THIS NOTE.

Section 10.05.    WAIVER OF JURY TRIAL.  EACH OF THE BORROWER AND THE HOLDER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS NOTE.

Section 10.06.    Legal Holidays.  In any case where any Interest Payment Date, Fundamental Change Repurchase Date, Conversion Date or Maturity Date is not a Business Day, then any action to be taken on such date need not be taken on such date, but may be taken on the next succeeding Business Day with the same force and effect as if taken on such date, and no interest shall accrue for the period from and after such date.

Section 10.07.    No Security Interest Created.  Nothing in this Note, expressed or implied, shall be construed to constitute a security interest under the Uniform Commercial Code or similar legislation, as now or hereafter enacted and in effect, in any jurisdiction

Section 10.08.    Benefits of Note.  Nothing in this Note, expressed or implied, shall give to any Person, other than the parties hereto, any benefit or any legal or equitable right, remedy or claim under this Note.

Section 10.09.    Headings.  The headings of the sections of this Note are inserted for convenience only and shall not be deemed to constitute a part hereof.

Section 10.10.    Successors and Assigns.  Subject to the limitations contained herein, this Note shall be binding upon the Borrower, and its respective successors and assigns (including by merger, consolidation, amalgamation or otherwise), and shall inure to the benefit of the Holder, and its designees, successors and assigns. This Note may not be assigned by the Borrower without the prior written consent of the Holder; provided, however, the Holder may transfer this Note in whole or in part in increments of at least $10,000,000 to one or more Affiliates; provided further, however, that on and after January 26, 2020, the Holder may assign or transfer this Note in whole or in part in increments of at least $10,000,000. Following any such assignment or transfer, which must in each case be made in compliance with Section 5.01(c), the Borrower shall issue a new Note to the assignee or transferee and the principal amount of this Note shall be reduced accordingly.

Section 10.11.    Registered Form.  This Note is registered with respect to principal and interest and any transfer of this Note may be effected only by the surrender of this Note to the Borrower and either the reissuance of this Note by the Borrower and/or the issuance of a new Note by the Borrower to the transferee.

Section 10.12.    Amendment; Waiver.  The terms and conditions of this Note shall not be amended, changed, terminated or waived except by a writing, duly executed by the Borrower and the Holder.

Section 10.13.    Severability.  In the event any one or more of the provisions contained in this Note shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and this Note shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

Section 10.14.    Lost, Mutilated or Stolen Note.  Upon receipt of evidence reasonably satisfactory to the Borrower of the loss, theft, destruction or mutilation of this Note and, in the case of any such mutilation, upon the surrender of this Note or cancellation to the Borrower at its principal office, the Borrower will execute and deliver, in lieu thereof, a new Note of like tenor containing the same terms as this Note, dated so that there will be no loss of interest on such lost, stolen, destroyed or mutilated Note. Any Note in lieu of which any such new Note has been so executed and delivered by the Borrower shall not be deemed to be an Outstanding Note for any purpose. If the Holder applies for a substituted Note, the Holder shall furnish to the Borrower such security or indemnity as may be required by the Holder to save the Borrower harmless from any loss, liability, cost or expense caused by or connected with such substitution, and, in case of destruction, loss or theft, the Holder shall also furnish to the Borrower evidence to its satisfaction of the destruction, loss or theft of such Note and of the ownership thereof.

Section 10.15.    Calculations.  Except as explicitly stated herein, the Borrower shall be responsible for making all calculations required pursuant to this Note, including, without limitation, calculations with respect to determinations of the Last Reported Sale Price, the Daily VWAP, the Daily Conversion Value, the Daily Settlement Amount, accrued interest payable on the notes, the Conversion Price and the Conversion Rate applicable to this Note. The Company shall make all such calculations in good faith and, absent manifest error, the Company’s calculations shall be binding on the Holder. The Borrower shall provide a written schedule of such calculations to the Holder upon the Holder’s written request.

Section 10.16.    No Personal Liability of Shareholders, Employees, Officer or Directors.  No director, officer, employee, incorporator or shareholder of the Borrower, as such, will have any liability for any obligation of the Borrower under this Note or for any claim based on, in respect of, or by reason of, such obligation or its creation. By accepting this Note, the Holder waives and releases all such liability as part of the consideration for issuance of this Note.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned has executed this Senior Unsecured Convertible Note as of the date first set forth above.

BORROWER

THE GREENBRIER COMPANIES, INC.

By:	/s/ Adrian J. Downes
Name:	Adrian J. Downes
Title:	Senior Vice President, Chief Financial
Officer and Chief Accounting Officer (Principal Financial Officer and Principal Accounting Officer)

HOLDER

AMERICAN RAILCAR INDUSTRIES, INC.

By:	/s/ Jason Koenig
Name:	Jason Koenig
Title:	Vice President

[Signature Page to Senior Unsecured Convertible Note]

ATTACHMENT 1

[FORM OF NOTICE OF CONVERSION]

Senior Unsecured Convertible Note

To:    The Greenbrier Companies, Inc.

The undersigned registered owner of this Note hereby exercises the option to convert this Note, or the portion hereof (provided that (i) such portion is an integral multiple of $1,000 principal amount and (ii) the portion of this Note not to be converted is not less than $2,000 in principal amount), below designated, and The Greenbrier Companies, Inc. (the “Borrower”), shall deliver shares of Common Stock, cash, or a combination of cash and shares of Common Stock in accordance with the terms of this Note, and directs that any consideration issuable and deliverable upon such conversion, and the portion of this Note representing any unconverted principal amount hereof, be issued and delivered to the Holder unless a different name has been indicated below. If any shares of Common Stock or any portion of this Note not converted are to be issued in the name of a Person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto. Any amount required to be paid to the undersigned on account of interest accompanies this Note.

Date:

Signature(s)

Signature Guarantee

Signature(s) must be guaranteed by an eligible Guarantor Institution (banks, stock brokers, savings and loan associations and credit unions) with membership in an approved signature guarantee medallion program pursuant to Securities and Exchange Commission Rule 17Ad-15 if shares of Common Stock are to be issued, or Notes to be delivered, other than to and in the name of the registered Holder.

Fill in for registration of shares if to be issued, and Note if to be delivered, other than to and in the Holder:

(Name)

(Street Address)

(City, State and Zip Code) Please print name and address

Principal amount to be converted (if less than all): $ ,000

NOTICE: The above signature(s) of the Holder hereof must correspond with the name as written upon the face of this Note in every particular without alteration or enlargement or any change whatever.

Social Security or Other Taxpayer Identification Number

ATTACHMENT 2

[FORM OF FUNDAMENTAL CHANGE REPURCHASE NOTICE]

Senior Unsecured Convertible Note

To:    The Greenbrier Companies, Inc.

The undersigned registered owner of this Note hereby acknowledges receipt of a notice from The Greenbrier Companies, Inc. (the “Borrower”) as to the occurrence of a Fundamental Change with respect to the Borrower and specifying the Fundamental Change Repurchase Date. The undersigned registered owner of this Note hereby instructs the Borrower to pay to the registered Holder hereof in accordance with the applicable provisions of this Note (1) the entire principal amount of this Note, or the portion thereof (provided that (i) such portion is an integral multiple of $1,000 principal amount and (ii) the portion of this Note not to be repurchased is not less than $2,000 in principal amount) below designated, and (2) accrued and unpaid interest, if any, thereon to, but excluding, such Fundamental Change Repurchase Date.

Dated:
Signature(s)

Social Security or Other Taxpayer Identification Number

Principal amount to be repaid (if less than all): $ ,000

NOTICE: The above signature(s) of the Holder must correspond with the name as written upon the face of this Note in every particular without alteration or enlargement or any change whatever.

ATTACHMENT 3

[FORM OF ASSIGNMENT AND TRANSFER]

For value received                                          hereby sell(s), assign(s) and transfer(s) unto                                          (Please insert social security or Taxpayer Identification Number of assignee) the within Note, and hereby irrevocably constitutes and appoints                                          attorney to transfer the said Note on the books of the Borrower, with full power of substitution in the premises.

In connection with any transfer of the within Note, the undersigned shall comply with the requirements of this Note applicable to such transfer and confirms that this Note is being transferred:

☐	To The Greenbrier Companies, Inc. or a subsidiary thereof; or

☐	Pursuant to the registration statement that has become or been declared effective under the Securities Act of 1933, as amended; or

☐	Pursuant to and in compliance with Rule 144 under the Securities Act of 1933, as amended; or

☐	Pursuant to another available exemption from registration under the Securities Act of 1933, as amended.

Dated:

Signature(s)

Signature Guarantee

Signature(s) must be guaranteed by an eligible Guarantor Institution (banks, stock brokers, savings and loan associations and credit unions) with membership in an approved signature guarantee medallion program pursuant to Securities and Exchange Commission Rule 17Ad-15 if shares of Common Stock are to be issued, or Notes to be delivered, other than to and in the name of the registered Holder.

NOTICE: The signature on the assignment must correspond with the name as written upon the face of this Note in every particular without alteration or enlargement or any change whatever.

A-4